Exhibit 99.1

Paramount Announces Third Quarter 2016 Results

– Raises and Narrows Guidance for Full Year 2016 –

NEW YORK—November 2, 2016 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 today and reported results for the quarter ended September 30, 2016.

Third Quarter Highlights:

•	Net loss attributable to common stockholders was $0.1 million, or $0.00 per diluted share, for the quarter ended September 30, 2016, compared to net income attributable to common stockholders of $1.1 million, or $0.01 per diluted share, for the quarter ended September 30, 2015.

•	Core Funds from Operations (“Core FFO”) attributable to common stockholders was $44.1 million, or $0.20 per diluted share, for the quarter ended September 30, 2016, compared to $42.3 million, or $0.20 per diluted share, for the quarter ended September 30, 2015.

•	Leased 188,840 square feet at a weighted average initial rent of $60.91 per square foot, of which 142,623 square feet represents second generation space for which the Company achieved positive mark-to-markets of 29.7% on a GAAP basis and 6.1% on a cash basis.

•	On September 12, 2016, the Company entered into an agreement to acquire One Front Street, a 651,000 square foot Class A office building in San Francisco, California, for $521.0 million, or approximately $800 per square foot. The transaction, which is subject to customary closing conditions, is expected to close by the end of the fourth quarter of 2016.

•	On September 15, 2016, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.095 per share for the quarter ended September 30, 2016, which was paid on October 14, 2016.

Transactions Subsequent to Third Quarter:

•	On October 6, 2016, the Company completed an $850.0 million financing of 1301 Avenue of the Americas, a 1.8 million square foot Class A trophy office building in Midtown Manhattan. The five-year interest-only loan matures in October 2021, has two one-year extension options and has an initial weighted average interest rate of 2.77%, based on a $500.0 million tranche at a fixed rate of 3.05% and a $350.0 million tranche at a floating rate of LIBOR plus 180 basis points (2.36% at closing). The Company retained net proceeds of approximately $330.0 million after closing costs and the repayment of existing debt at 900 Third Avenue and Waterview, including swap breakage and defeasance costs. The Company plans to use the remaining proceeds to fund a portion of the acquisition of One Front Street.

Financial Results

Quarter Ended September 30, 2016

Net loss attributable to common stockholders was $0.1 million, or $0.00 per diluted share, for the quarter ended September 30, 2016, compared to net income of $1.1 million, or $0.01 per diluted share, for the quarter ended September 30, 2015.

Funds from Operations (“FFO”) attributable to common stockholders was $50.6 million, or $0.23 per diluted share, for the quarter ended September 30, 2016, compared to $51.8 million, or $0.24 per diluted share, for the quarter ended September 30, 2015. FFO attributable to common stockholders for the quarters ended September 30, 2016 and 2015 includes the impact of non-core items, which are listed in the table on page 9. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the quarters ended September 30, 2016 and 2015 by $6.5 million and $9.5 million, or $0.03 and $0.04 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $44.1 million, or $0.20 per diluted share, for the quarter ended September 30, 2016, compared to $42.3 million, or $0.20 per diluted share, for the quarter ended September 30, 2015.

Nine Months Ended September 30, 2016

Net loss attributable to common stockholders was $3.4 million, or $0.02 per diluted share, for the nine months ended September 30, 2016, compared to $13.3 million, or $0.06 per diluted share, for the nine months ended September 30, 2015.

FFO attributable to common stockholders was $154.1 million, or $0.71 per diluted share, for the nine months ended September 30, 2016, compared to $147.8 million, or $0.70 per diluted share, for the nine months ended September 30, 2015. FFO attributable to common stockholders for the nine months ended September 30, 2016 and 2015 includes the impact of non-core items, which are listed in the table on page 9. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the nine months ended September 30, 2016 and 2015 by $11.6 million and $20.2 million, or $0.05 and $0.10 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $142.5 million, or $0.66 per diluted share, for the nine months ended September 30, 2016, compared to $127.6 million, or $0.60 per diluted share, for the nine months ended September 30, 2015.

Portfolio Operations

Quarter Ended September 30, 2016

During the quarter ended September 30, 2016, the Company leased 188,840 square feet at a weighted average initial rent of $60.91 per square foot. This leasing activity, offset by lease expirations during the quarter, decreased portfolio wide leased occupancy by 60 basis points to 92.3% at September 30, 2016 from 92.9% at June 30, 2016. Of the 188,840 square feet leased in the third quarter, 142,623 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 29.7% on a GAAP basis and 6.1% on a cash basis. The weighted average lease term for leases signed during the third quarter was 8.6 years and weighted average tenant improvements and leasing commissions on these leases were $5.44 per square foot per annum, or 8.9% of initial rent.

The quarter ended September 30, 2016 mark-to-market includes the effect of a 36,580 square foot above-market lease that was terminated and subsequently released at market rates. Excluding the impact of this lease, GAAP basis and cash basis mark-to-markets were positive 31.0% and 22.6%, respectively.

Nine Months Ended September 30, 2016

During the nine months ended September 30, 2016, the Company leased 492,687 square feet at a weighted average initial rent of $70.18 per square foot. This leasing activity, offset by lease expirations during the nine months, decreased portfolio wide leased occupancy by 300 basis points to 92.3% at September 30, 2016 from 95.3% at December 31, 2015. Of the 492,687 square feet leased in the nine months, 275,719 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 18.8% on a GAAP basis and 5.0% on a cash basis. The weighted average lease term for leases signed during the nine months was 7.7 years and weighted average tenant improvements and leasing commissions on these leases were $6.79 per square foot per annum, or 9.7% of initial rent.

The nine months ended September 30, 2016 mark-to-market includes the effect of two above-market leases aggregating 89,135 square feet that were terminated and subsequently released at market rates. Excluding the impact of these leases, GAAP basis and cash basis mark-to-markets were positive 25.3% and 24.1%, respectively.

Guidance

Based on the Company’s performance for the nine months ended September 30, 2016 and its outlook for the remainder of 2016, the Company is raising and narrowing its Estimated Core FFO Guidance for 2016 to a range of $0.84 to $0.86 per diluted share, from its prior range of $0.81 to $0.85 per diluted share. This represents a $0.02 per diluted share increase at the midpoint of the Company’s guidance consisting of $0.01 per diluted share from the lease termination income recognized in the third quarter of 2016 and $0.01 per diluted share from the acquisition of One Front Street, which is expected to close by the end of the fourth quarter. The Company is providing the following reconciliation of Estimated Core FFO per diluted share to estimated net (loss) income per diluted share in accordance with GAAP. The estimated net (loss) income per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

For the Year Ending December 31, 2016:	Low	High
Estimated net (loss) income attributable to common stockholders per diluted share	$(0.01)	$0.01
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.90	0.90

Estimated FFO per diluted share	$0.89	$0.91
Adjustments for non-core items[1]	(0.05)	(0.05)

Estimated Core FFO per diluted share	$0.84	$0.86

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. Except for the acquisition of One Front Street, these estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the straight-lining of rental income and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

[1]	Represents non-core items for the nine months ended September 30, 2016, which are summarized in this press release and the Company’s Supplemental Information for the quarter ended September 30, 2016, which is available on the Company’s website. The Company is not making projections for non-core items that may impact its financial results for the remainder of 2016, which may include unrealized gains or losses on interest rate swaps, acquisition and transaction related costs and other items that are not included in Core FFO.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gain from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items, including acquisition and transaction related costs, severance costs and unrealized gains or losses on interest rate swaps, which we believe enhances the comparability of our FFO across periods.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended September 30, 2016, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, November 3, 2016 at 10:00 a.m. Eastern Time (ET) to discuss the third quarter 2016 results. The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on November 3, 2016 through November 10, 2016 and can be accessed by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13647504. A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Investor Relations:

212-492-2298

ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2016	December 31, 2015
ASSETS:
Rental property, at cost
Land	$2,042,071	$2,042,071
Buildings and improvements	5,691,354	5,610,046

	7,733,425	7,652,117
Accumulated depreciation and amortization	(363,104)	(243,089)

Rental property, net	7,370,321	7,409,028
Cash and cash equivalents	83,281	143,884
Restricted cash	30,304	41,823
Real estate fund investments	—	416,438
Investments in unconsolidated real estate funds	25,521	—
Investments in unconsolidated joint ventures	6,550	7,102
Preferred equity investments	54,807	53,941
Marketable securities	22,011	21,521
Deferred rent receivable	150,539	77,792
Accounts and other receivables, net	12,185	10,844
Deferred charges, net	81,672	74,991
Intangible assets, net	406,186	511,207
Other assets	96,671	6,658

Total assets	$8,340,048	$8,775,229

LIABILITIES:
Notes and mortgages payable, net	$3,016,597	$2,922,610
Revolving credit facility	50,000	20,000
Due to affiliates	27,299	27,299
Loans payable to noncontrolling interests	—	45,662
Accounts payable and accrued expenses	85,947	102,730
Dividends and distributions payable	25,151	25,067
Deferred income taxes	246	2,533
Interest rate swap liabilities	82,046	93,936
Intangible liabilities, net	144,197	179,741
Other liabilities	46,275	45,101

Total liabilities	3,477,758	3,464,679

EQUITY:
Paramount Group, Inc. stockholders’ equity	3,796,326	3,761,017
Noncontrolling interests in:
Consolidated real estate funds	62,790	414,637
Consolidated joint ventures	244,234	236,849
Operating Partnership	758,940	898,047

Total equity	4,862,290	5,310,550

Total liabilities and equity	$8,340,048	$8,775,229

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES:
Property rentals	$122,606	$127,176	$371,016	$382,532
Straight-line rent adjustments	23,301	17,817	67,843	49,859
Amortization of (above) below-market leases, net	3,112	1,477	6,593	3,239

Rental income	149,019	146,470	445,452	435,630
Tenant reimbursement income	11,978	14,405	33,101	39,956
Fee and other income	10,321	6,851	37,986	16,294

Total revenues	171,318	167,726	516,539	491,880
EXPENSES:
Operating	64,025	63,354	186,964	183,019
Depreciation and amortization	66,376	70,654	208,475	223,658
General and administrative	13,235	6,666	39,335	28,412
Acquisition and transaction related costs	282	485	1,725	9,832

Total expenses	143,918	141,159	436,499	444,921

Operating income	27,400	26,567	80,040	46,959
Income from real estate fund investments	—	10,933	—	30,226
Loss from unconsolidated real estate funds	(1,254)	—	(2,540)	—
Income from unconsolidated joint ventures	1,792	1,458	5,291	4,444
Interest and other income (loss), net	2,299	(1,763)	5,029	(397)
Interest and debt expense	(38,278)	(42,821)	(113,406)	(126,945)
Unrealized gain on interest rate swaps	12,728	15,772	29,661	49,497

Net income before income taxes	4,687	10,146	4,075	3,784
Income tax (expense) benefit	(218)	(789)	817	(2,706)

Net income	4,469	9,357	4,892	1,078
Less net loss (income) attributable to noncontrolling interests in:
Consolidated real estate funds	67	(7,936)	819	(16,677)
Consolidated joint ventures	(4,703)	(33)	(10,062)	(964)
Operating Partnership	28	(272)	906	3,239

Net (loss) income attributable to common stockholders	$(139)	$1,116	$(3,445)	$(13,324)

Per share:
Basic	$(0.00)	$0.01	$(0.02)	$(0.06)

Diluted	$(0.00)	$0.01	$(0.02)	$(0.06)

Weighted average common shares outstanding:
Basic	219,394,245	212,106,718	216,317,746	212,106,718

Diluted	219,394,245	212,108,079	216,317,746	212,106,718

Paramount Group, Inc.

Reconciliation of Net Income to Funds from Operations

and Core Funds from Operations

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of Net Income to FFO and Core FFO:
Net income	$4,469	$9,357	$4,892	$1,078
Real estate depreciation and amortization (including pro rata share of unconsolidated joint ventures)	68,008	72,166	213,202	228,176

FFO	72,477	81,523	218,094	229,254
Less FFO attributable to noncontrolling interests in:
Consolidated real estate funds	(157)	(8,160)	147	(17,370)
Consolidated joint ventures	(11,319)	(8,934)	(30,026)	(28,127)

FFO attributable to Paramount Group Operating Partnership	61,001	64,429	188,215	183,757
Less FFO attributable to noncontrolling interests in Operating Partnership	(10,386)	(12,619)	(34,109)	(35,967)

FFO attributable to common stockholders	$50,615	$51,810	$154,106	$147,790

Per diluted share	$0.23	$0.24	$0.71	$0.70

FFO	$72,477	$81,523	$218,094	$229,254
Non-core items:
Unrealized gain on interest rate swaps (including pro rata share of unconsolidated joint ventures)	(13,589)	(15,809)	(30,939)	(50,544)
Acquisition and transaction related costs	282	485	1,725	3,960
Severance costs	—	—	2,874	3,315
Transfer taxes due in connection with the sale of shares by a former joint venture partner	—	—	—	5,872
Predecessor income tax true-up	—	—	—	721

Core FFO	59,170	66,199	191,754	192,578
Less Core FFO attributable to noncontrolling interests in:
Consolidated real estate funds	(157)	(8,160)	147	(17,370)
Consolidated joint ventures	(5,874)	(5,400)	(17,776)	(16,546)

Core FFO attributable to Paramount Group Operating Partnership	53,139	52,639	174,125	158,662
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(9,047)	(10,309)	(31,652)	(31,054)

Core FFO attributable to common stockholders	$44,092	$42,330	$142,473	$127,608

Per diluted share	$0.20	$0.20	$0.66	$0.60

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	219,394,245	212,106,718	216,317,746	212,106,718
Effect of dilutive securities	24,385	1,361	—	4,004

Denominator for FFO per diluted share	219,418,630	212,108,079	216,317,746	212,110,722